Mail Stop 4561

December 22, 2005

John Stillo
Chief Financial Officer
Toyota Motor Credit Corporation
19001 S. Western Avenue
Torrance, California 90509

RE:	Toyota Motor Credit Corporation
Form 10-K for Fiscal Year Ended March 31, 2005
Filed June 21, 2005
File No. 1-09961

Dear Mr. Stillo,

	We have completed our review of your Form 10-K and have no further comments at this time.


Sincerely,



Angela Connell
Senior Accountant